Exhibit 5.1

June 18, 2024
Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, NY 10577
Ladies and Gentlemen:
I have acted as counsel to Teladoc Health, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). The Registration Statement relates to the registration under the Act of up to 4,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) issuable pursuant to the Teladoc Health, Inc. 2023 Employment Inducement Incentive Award Plan, as amended (the “Plan”).
In connection with the furnishing of this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the Registration Statement and the Plan. In addition, I have examined (i) such corporate records of the Company that I have considered appropriate, including a copy of the certificate of incorporation, as amended and restated, and the bylaws, as amended and restated, of the Company, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, and (ii) such other certificates, agreements and documents that I deemed relevant and necessary as a basis for the opinion expressed below. I have also relied upon certificates of public officials and the officers of the Company.
In my examination of the documents referred to above, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by me, the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that I have examined are accurate and complete.
Based upon the above, and subject to the stated assumptions, exceptions and qualifications, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.
The opinion expressed above is limited to the General Corporation Law of the State of Delaware. My opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. I hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Adam C. Vandervoort

Adam C. Vandervoort
Chief Legal Officer